Exhibit 99.1

Contact:

David L. Watza

Chief Financial Officer

investors@perceptron.com

PERCEPTRON ANNOUNCES RECORD FIRST-QUARTER FISCAL 2016 REVENUE

Comments on Business Strategy and Full-Year Revenue Outlook

Plymouth, Michigan, November 4, 2015 – Perceptron, Inc. (NASDAQ: PRCP) today announced results for the first quarter of its 2016 fiscal year (quarterly period ended September 30, 2015).

FINANCIAL HIGHLIGHTS (in millions, except per share data)
	First Quarter Ended September 30
	Fiscal 2016	Fiscal 2015	Change
Revenue	$15.1	$11.2	$3.9
Net Loss	(2.1)	(2.0)	(0.1)

Diluted Loss per Share	$(0.23)	$(0.22)	$(0.01)

Jeff Armstrong, President and CEO, commented, “First-quarter fiscal 2016 revenue was a record $15.1 million compared to our previous first quarters. The 34.3% increase was primarily driven by coordinate measuring machine (CMM) sales related to our February 2015 Coord3 acquisition as well as growth in our Europe business. These favorable results were partially offset by the significant strengthening of the U.S. Dollar against the Euro as compared to the same period last year. As expected, we are concerned with the continued slowdown in the Chinese capital goods market and fallout from Volkswagen emissions problems. Both issues impacted first quarter bookings but, based on the high level of customer activity in the U.S. and other markets, we believe we will still be able to achieve strong revenue growth for the full year.”

“Looking longer-term, we continue to see the benefits of the strategic plan we laid out just over a year ago to meaningfully grow and diversify our business,” Armstrong continued. “The acquisitions and the launch of several new 3D metrology products have created growth opportunities that we are capitalizing on. We continue to target market leadership positions and have several additional new product launches planned for the next two quarters to advance our position. As top line sales increase, we will continue to actively grow our sales channels with the addition of direct and reseller channels.”

Armstrong concluded, “Perceptron is a strong global company with great technology, competitive advantages, world-class customers and a talented, committed workforce. The business transformation to become a much broader and more capable 3D metrology and automation business, has begun, and will continue to play out as we progress through fiscal 2016.”

November 4, 2015

Highlights of Operations

BOOKINGS (in millions)
	First Quarter Ended September 30
Geographic Region	Fiscal 2016	Fiscal 2015	Change
Americas	$4.8	$9.9	$(5.1)
Europe	6.6	7.0	(0.4)
Asia	1.8	4.8	(3.0)
Total Bookings	$13.2	$21.7	$(8.5)

First quarter fiscal 2016 bookings were lower than in the prior year, partly as a result of the timing of orders, conditions in the Chinese and Brazilian markets, as well as the impact of a stronger U.S. Dollar. In the prior year, exceptionally high Americas’ bookings were driven by several large orders for in-line measurement systems. Europe’s bookings in the current quarter included $2.9 million in bookings from the new CMM product line. These European bookings were partially offset by a $1.0 million negative impact of exchange rates as the U.S. Dollar vs the Euro exchange rate weakened by approximately 15% as compared to the first quarter of 2015. The level of bookings fluctuates from quarter-to-quarter and is not necessarily indicative of the future operating performance of the Company.

BACKLOG (in millions)
	As of
Geographic Region	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014
Americas	$9.9	$10.4	$13.2	$10.8	$14.8
Europe	15.0	15.4	17.6	14.2	21.2
Asia	12.2	13.1	12.3	14.0	13.8
Total Backlog	$37.1	$38.9	$43.1	$39.0	$49.8

Backlog at the end of the quarter was $37.1 million, down $1.8 million from the prior quarter. The Company is comfortable with the level of backlog at September 30th and believes it supports the Company’s full-year sales expectations. The level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

SALES (in millions)
	First Quarter Ended September 30
Geographic Region	Fiscal 2016	Fiscal 2015	Change
Americas	$5.3	$5.3	$-
Europe	7.0	3.1	3.9
Asia	2.8	2.8	-
Total Sales	$15.1	$11.2	$3.9

November 4, 2015

Sales in the first quarter were $15.1 million, or $3.9 million ahead of the year-ago quarter, with the increase primarily from the Europe region. This region added $2.8 million of CMM sales in the quarter, as well as an additional $1.1 million in sales from existing product lines. These gains were partially offset by $0.8 million due to the strengthening U.S. Dollar vs. the Euro in the first quarter of 2016 compared to the first quarter of 2015. Sales in the Americas and Asia were each negatively impacted $0.1 million in the quarter as the U.S. Dollar also strengthened against the Brazilian Real as well as the Chinese Yuan and Japanese Yen. The Company’s sales levels fluctuate from quarter-to-quarter due to requested delivery schedules from our customers.

INCOME STATEMENT KEY METRICS (in millions)
	First Quarter Ended September 30
	Fiscal 2016	Fiscal 2015	Change
Gross Profit	$4.4	$3.1	$1.3
As a percent of sales	29.4%	27.7%	170	bps
Operating Income (Loss)	$(3.1)	$(2.7)	$(0.4)

Net Income (Loss)	$(2.1)	$(2.0)	$(0.1)

Gross profit improved in part because of lower material costs as a percent of sales. This benefit was partially offset by increased labor and outside contractor costs to support the higher revenue level. Total operating expenses rose by $1.7 million due to the following factors: inclusion of Coord3 operations, increased investment in research and development for new products, and higher sales and marketing expenses to support expansion into new product lines and industries. In addition, the Company incurred incremental legal costs as the plaintiff in defense of our proprietary information and a related dispute with a former contractor. As a result, the Company recorded an operating loss in the first quarter of fiscal 2016 of $3.1 million, and a net loss of $2.1 million, or a loss of 23 cents per diluted share.

FINANCIAL POSITION

The Company continues to maintain a strong and flexible financial position. Total liquidity remained strong at September 30, 2015, with cash and short-term investments of $13.9 million and no bank debt.

November 4, 2015

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its first-quarter investor conference call/webcast, chaired by Jeff Armstrong, president and CEO, on Thursday, November 5, 2015, at 10:00 AM (EDT). Investors can access the call at:

Webcast	investors.perceptron.com
Conference Call	888 401-4668 (domestic callers) or
719 325-2244 (international callers)
Conference ID	614326

A replay will be posted to the Company's website after the conference call concludes.

About Perceptron®

Perceptron (NASDAQ: PRCP) supplies a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning, and advanced analysis software. Automotive, aerospace and other manufacturing companies globally rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. More than 900 systems, 12,000 Perceptron measuring sensors and over 3,000 Coord3 coordinate measuring machines are in active daily use worldwide. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Slovakia, Spain and the United Kingdom. For more information, please visit www.perceptron.com.

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2016, and future, results, operating data, new order bookings, revenue, expenses, income and backlog levels, the timing of revenue and income from new products which we have recently released or have not yet released and the timing of the introduction of new products. Whenever possible, we have identified these forward-looking statements by words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook” or similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for fiscal 2015. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

Financial Statements Follow

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended
	September 30,
	2015	2014
Net Sales	$15,068	$11,217
Cost of Sales	10,642	8,110
Gross Profit	4,426	3,107
Operating Expenses
Selling, General and Administrative Expense	5,270	4,114
Engineering, Research and Development Expense	2,228	1,701
Operating Loss	(3,072)	(2,708)
Other Income and Expense
Interest Income (Expense), net	(21)	78
Foreign Currency and Other Expense	60	(489)
Loss Before Income Taxes	(3,033)	(3,119)
Income Tax Benefit	925	1,079

Net Loss	$(2,108)	$(2,040)

Loss Per Common Share
Basic	$(0.23)	$(0.22)
Diluted	$(0.23)	$(0.22)

Weighted Average Common Shares Outstanding
Basic	9,350	9,152
Diluted	9,350	9,152

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)

Condensed Balance Sheets	September 30,	June 30,
	2015	2015
Cash and Cash Equivalents	$9,742	$11,502
Short-term Investments	4,137	4,134
Receivables, net	22,980	30,086
Inventories, net	13,276	11,898
Other Current Assets	3,603	3,799
Total Current Assets	53,738	61,419

Property and Equipment, net	7,269	6,840
Goodwill and Other Intangible Assets, Net	14,196	14,184
Long-Term Investments	815	827
Deferred Tax Asset	12,308	11,668
Total Non-Current Assets	34,588	33,519

Total Assets	$88,326	$94,938

Accounts Payable	$8,518	$7,723
Deferred Revenue	7,425	8,966
Other Current Liabilities	8,946	11,752
Total Current Liabilities	24,889	28,441

Long-term Taxes Payable	2,568	3,056
Deferred Income Taxes	1,455	1,509
Other Long-term Liabilities	819	1,140
Total Long-term Liabilities	4,842	5,705

Total Liabilities	29,731	34,146

Shareholders' Equity	58,595	60,792
Total Liabilities and Shareholders' Equity	$88,326	$94,938